Exhibit 11

One Financial Plaza, Hartford, CT 06103 | 800.248.7971 | Virtus.com

March 27, 2023

Virtus Stone Harbor Emerging Markets Income Fund

101 Munson Street

Greenfield, MA 01301

Ladies and Gentlemen:

We have acted as counsel to Virtus Stone Harbor Emerging Markets Income Fund (the “Fund”) in connection with the Registration Statement of the Fund on Form N-14 (the “Registration Statement”) being filed by the Fund under the Securities Act of 1933, as amended (the “Act”), relating to the proposed reorganization of Virtus Stone Harbor Emerging Markets Total Income Fund (the “Acquired Fund”) with and into the Fund, all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and between the Acquired Fund and the Fund (the “Agreement and Plan of Reorganization”), in substantially the form to be included in the Registration Statement as Exhibit A.

We have examined such documents, records and other instruments and have made such other examinations and inquiries as we have deemed necessary for the purposes of this opinion. In addition, we have assumed for purposes of this opinion that, prior to the date of the issuance of the shares, (1) the Trustees of the Fund and the shareholders of the Acquired Fund will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Fund and the Acquired Fund. Based upon and subject to the foregoing, we are of the opinion that, when issued in accordance with the Agreement and Plan of Reorganization, the shares will be validly issued, fully paid and non-assessable, assuming that as consideration for the shares not less than the net asset value of such shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of my name and any reference to my name in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Jennifer Fromm

Jennifer Fromm

Vice President, Chief Legal Officer, Counsel and Secretary

Virtus Stone Harbor Emerging Markets Income Fund

Securities distributed by VP Distributors, LLC